UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒        Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Tejon Ranch Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 25, 2025, the following email was sent to employees of Tejon Ranch Co. (the “Company”).

Subject: IMPORTANT: Information on TRC Shareholders Meeting

Tejon Ranch Team -

As you know, the 2025 Annual Meeting of Shareholders scheduled for Tuesday, May 13 is fast approaching. This year’s meeting includes a contested election of directors, and, due to the cumulative voting feature in place, the votes you cast can meaningfully impact the outcome.

We are reaching out to ask that all employees who are eligible to vote do so as soon as possible. If you hold multiple accounts, please make sure that each account has been voted. If you receive a green proxy card from Bulldog, please discard it and only vote Tejon Ranch’s WHITE proxy card “FOR” all ten of Tejon Ranch’s highly qualified director nominees. If you have not received your WHITE proxy card and your shares are held with a broker, please contact your broker to request your WHITE proxy card and control number. If your shares are held in registered name with our transfer agent, or if you need assistance voting your shares, please contact our proxy solicitor, D.F. King at TRC@dfking.com.

We appreciate your continued support. If you have any questions in the meantime, please don’t hesitate to reach out to me.

Thanks!

Nick

Additional Information and Where to Find It

Tejon has filed a definitive proxy statement on Schedule 14A and WHITE proxy card with the SEC in connection with its solicitation of proxies for its 2025 Annual Meeting of Shareholders. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY TEJON AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of these documents and other documents Tejon files with the SEC free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed by Tejon are also available free of charge by accessing Tejon’s website at www.tejonranch.com.

Participants

Tejon, its directors, certain of its executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Tejon. The identity of individual participants and information about their direct and indirect interests in the solicitation is available in Tejon’s definitive proxy statement filed with the SEC on April 3, 2025 under “Supplemental Information Regarding Participants in the Solicitation” in Appendix A, which is available free of charge at the SEC’s website at www.sec.gov.